Exhibit 99.1

FOR IMMEDIATE RELEASE

Linda Sanford Joins Interpublic Board of Directors
Board Is Now One Third Female

New York, NY - October 15, 2019 - Interpublic Group (NYSE: IPG) today announced the appointment of Linda Sanford as an independent director of IPG, effective immediately. Ms. Sanford’s appointment expands IPG’s board to 12 directors, 11 of whom are independent.  It also increases the number of women on the board to four, or one third of the total directors.

Ms. Sanford retired from IBM in 2014, where she had been one of the company’s highest-ranking women and one of the technology sector’s senior-most executives. Prior to retirement, Sanford had been the Senior Vice President, Enterprise Transformation for IBM. In this role, she was responsible for working across IBM to transform core business processes, create an IT infrastructure to support those processes, and help create a culture that fosters innovation.

Sanford is a member of the Women in Technology International Hall of Fame and the National Academy of Engineering. She has been named one of the 50 Most Influential Women in Business by Fortune magazine, one of the Top Ten Innovators in the Technology Industry by Information Week magazine, one of the Ten Most Influential Women in Technology by Working Woman magazine, and one of the Top 15 Women in Business by PINK magazine. Sanford co-authored “Let Go To Grow: Escaping the Commodity Trap,” a book that details how successful companies are pursuing strategies to drive long-term growth and innovation.

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200

Exhibit 99.1

“We are thrilled to have someone of Linda’s stature and experience join IPG’s Board of Directors,” noted Michael Roth, Chairman and CEO of IPG. “Her understanding of and expertise in the technology sector will be invaluable assets to our board and to IPG as we continue to evolve in an ever-changing environment where business transformation and data governance are key to our clients’ marketing needs.  Linda is also a top strategist and an innovative thinker - we’re lucky to have her,” he continued.

Ms. Sanford serves on the Board of Directors of RELX Group, Consolidated Edison Inc. and Pitney Bowes Inc. She is also on the Board of the New York Hall of Science. She formerly served on the boards of St. John’s University, Rensselaer Polytechnic Institute, The State University of New York, The Business Council of New York State, and The Partnership for New York City.

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About Interpublic
Interpublic is values-based, data-fueled, and creatively-driven. Major global brands include Acxiom, Craft, FCB (Foote, Cone & Belding), FutureBrand, Golin, Huge, Initiative, Jack Morton, MAGNA, McCann, Momentum, MRM//McCann, MullenLowe Group, Octagon, R/GA, UM and Weber Shandwick. Other leading brands include Avrett Free Ginsberg, Campbell Ewald, Carmichael Lynch, Deutsch, Hill Holliday, ID Media and The Martin Agency. For more information, please visit www.interpublic.com.
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Contact Information
Tom Cunningham
(Press)
(212) 704-1326

Jerry Leshne
(Analysts, Investors)
(212) 704-1439

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200